Exhibit 99.1



                  THE INDIA FUND, INC. ANNOUNCES APPOINTMENT OF
          BLACKSTONE ASIA ADVISORS L.L.C. AS NEW INVESTMENT MANAGER AND
                 BLACKSTONE FUND SERVICES INDIA PRIVATE LIMITED
                             AS NEW COUNTRY ADVISER


     NEW YORK, November 8, 2005 - The India Fund, Inc. (NYSE: IFN) (the "Fund") announced today that the Fund's Board of Directors has appointed Blackstone Asia Advisors L.L.C. ("Blackstone Advisors") to serve as the Fund's interim investment manager and Blackstone Fund Services India Private Limited ("Blackstone India") to serve as the Fund's interim country adviser upon the expiration of the Fund's existing arrangements with Advantage Advisers, Inc. and Imperial Investment Advisors Private Limited on December 4, 2005. The Board of Directors also approved a new investment management agreement between the Fund and Blackstone Advisors and a new country advisory agreement between Blackstone Advisors and Blackstone India which will be submitted to stockholders for approval. The interim agreements will remain in effect until the earlier of (i) stockholder approval of the new agreements and (ii) May 3, 2006.

     Punita Kumar-Sinha, the Fund's portfolio manager for the last eight years, will, supported by her investment team, continue to manage the Fund's assets on a day-to-day basis as portfolio manager under new employment arrangements with Blackstone Advisors.

     The Fund also announced a significant reduction in investment management fees to be paid under the interim management agreement with Blackstone Advisors, as well as under the proposed management agreement, if approved by stockholders. The new monthly management fee will be an annual rate of: (i) 1.10% of the Fund's average weekly net assets for the first $500,000,000; (ii) 0.90% of the Fund's average weekly net assets for the next $500,000,000; (iii) 0.85% of the Fund's average weekly net assets for the next $500,000,000; and (iv) 0.75% of


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the Fund's average weekly net assets in excess of $1,500,000,000. As a result, fees will be lower on any assets in excess of $500,000,000. Based on assets as of October 31, 2005, this would result in an annual management fee reduction of approximately $448,000.

     Blackstone Advisors and Blackstone India are newly-formed affiliates of The Blackstone Group. The Blackstone Group, a private investment and advisory firm with offices in New York, Atlanta, Boston, London, Hamburg, Paris and Mumbai, was founded in 1985. The firm has raised a total of approximately $46 billion for alternative asset investing since its formation, including $1 billion for private equity investments in India. The Blackstone Group's six core businesses are Private Equity Investing, Private Real Estate Investing, Corporate Debt Investing, Marketable Alternative Asset Management, Corporate Advisory, and Restructuring and Reorganization Advisory. The Directors believe that the Blackstone personnel and skills involved in these activities should contribute to the success of the Fund.

     The Fund is a closed-end management investment company that seeks long-term capital appreciation by investing primarily in Indian equity securities. The Fund conducts semi-annual repurchase offers and is traded on the New York Stock Exchange under the trading symbol "IFN".

     Periodically updated information on the Fund can be obtained through the Fund's toll-free phone line at 1-800-421-4777. Information provided includes a recorded update including monthly portfolio manager commentary, the weekly net asset value calculation and other information.

     This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue," or other similar words. Such forward-looking statements are based on the Fund's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund's filings with the Securities and Exchange Commission.

      Contact:
      Advantage Advisers, Inc.           Blackstone Asia Advisors L.L.C.
      1-800-421-4777                     John Ford
                                         1-212-583-5559